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                                                                    Exhibit 99.2


FOR IMMEDIATE RELEASE:  New York, March 30, 1998


PREMIER PARKS INC. (NYSE: Symbol: PKS)

     Premier Parks Inc. announced today that it had consummated its previously-announced acquisition (the "Private Acquisition") of approximately 50% of Walibi, S.A., a corporation (societe anonyme) organized under the laws of Belgium ("Walibi").

     Walibi owns six theme parks, two located in Belgium, one in The Netherlands and three in France, as well as two smaller attractions in Belgium. Walibi's operations had combined 1997 attendance of approximately 3.5 million. Following the Private Acquisition, the Company will commence a tender offer for the remainder of the outstanding capital stock and bonds of Walibi.

     The transaction values Walibi at approximately $139.5 million (at the exchange rate of Belgian Francs ("BEF") 37.065 to US$1 on December 31, 1997) based on a multiple of seven times Walibi's 1997 EBITDA, as adjusted. This amount includes the assumption or refinancing of Walibi net indebtedness which aggregated approximately $53.7 million at December 31, 1997. As a result, the aggregate consideration to be paid by the Company for the outstanding stock of Walibi (assuming Premier acquires 100% of the outstanding Walibi capital stock and bonds pursuant to the tender offer) will be $85.8 million (based on the year-end exchange rate). The purchase price in the Private Acquisition was paid 80% in cash in BEF and 20% in Premier Common Stock (approximately 224,455 shares). The Company will fund the cash portion of the purchase price of the Walibi acquisition (as well as refinancing certain indebtedness of Walibi) from borrowings under a $300.0 million senior secured credit facility entered into by Premier Operations Inc., a subsidiary of the Company, in March 1998. In addition, the Company will be obligated to issue additional shares of Premier Common Stock in the event certain gross revenue targets are met for the Walibi parks.

     Under the terms of the Walibi agreement, the Company has agreed to invest at least BEF 1.4 billion (approximately $38 million based on the year-end exchange rate) in the Walibi parks over the three years commencing with the 1999 season.

     Premier is a leading theme park company that, following the acquisition of Walibi, operates 19 parks (18 of which are owned) in geographically diverse markets both in the United States and in Europe. The 19 parks had aggregate 1997 attendance of approximately 14.5 million. Premier has recently announced the acquisition of Six Flags Entertainment Corp. When this acquisition is consummated, Premier will operate 31 parks, 25 throughout the United States and six in Europe, with combined 1997 attendance of approximately 37 million. Premier currently expects this acquisition to close this week.


For further information contact:
James F. Dannhauser
Chief Financial Officer
(212) 599-4693